Exhibit 99.1

DelMar Pharmaceuticals Announces Fiscal Year 2019
Financial Results and Recent Corporate Updates

Company Estimates Cash Runway Sufficient to Report Top-Line Results from Two of Three Patient Groups in Phase 2 Trials By 4th Quarter of Calendar Year 2020

SAN DIEGO, California, September 10, 2019 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the year ended June 30, 2019.

“This has been a productive quarter and year for DelMar as we have achieved multiple data milestones for both of our Phase 2 GBM trials for VAL-083,” commented Saiid Zarrabian, DelMar’s President and Chief Executive Officer. “Most importantly, based on recent budget refinements, we now believe we have sufficient capital to achieve release of topline data for two of our three currently enrolling MGMT-unmethylated GBM patient groups. These topline results include the recurrent setting GBM trial being conducted at the MD Anderson Cancer Center and the first line GBM trial being conducted at Sun Yat-sen University Cancer Center in China. We anticipate results from both of these trials to be announced during the fourth quarter of calendar year 2020 and will be supported by the Company’s recent financings completed in June and August 2019. Additionally, we have also relocated our headquarters to San Diego to position ourselves for better access to required expertise as we advance our trials.”

RECENT CORPORATE UPDATES

●	September 2019 - Moved corporate headquarters to San Diego, California
●	August 2019 – Closed an underwritten public offering with net proceeds of approximately $6.7 million
●	August 2019 – Provided update on Phase 2 clinical study on first line therapy in newly diagnosed MGMT-unmethylated GBM patients being conducted at Sun Yat-sen University Cancer Center. At the time of the update, nine patients were assessed as having achieved complete response, seven were assessed with stable disease, and one was assessed with disease progression
●	July 2019 – Enrolled first patient in adjuvant (pre-temozolomide maintenance) arm of Phase 2 open label study of VAL-083 being conducted at MD Anderson Cancer Center (MDACC)
●	July 2019 – Provided enrollment update of Phase 2 open label study of VAL-083 in recurrent GBM patients with MGMT-unmethylated status. As of this announcement, 56 of the planned 83 patients had been enrolled in the study being conducted at MDACC
●	June 2019 – Closed on registered direct financing with net proceeds of approximately $3.2 million
●	May 2019 – Expanded Scientific Advisory Board to include leading neuro-oncologists, Dr. David Reardon from Dana-Farber Cancer Center, Dr. Timothy Cloughsey from David Geffen School of Medicine, and Dr. Nicholas Butowski from UCSF and the Brain Tumor Center
●	April 2019 – Announced formation of Scientific Advisory Board, which includes current member of the Company’s board of directors, Dr. Napoleone Ferrara and Dr. John de Groot from the MD Anderson Cancer Center

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR ENDED JUNE 30, 2019

At June 30, 2019, the Company had cash and cash equivalents on hand of approximately $3.7 million. In August 2019, the Company completed an underwritten public offering for net proceeds of approximately $6.7 million. The proceeds from the August 2019 financing combined with cash and cash equivalents on hand at June 30, 2019 are expected to be sufficient to fund the Company’s planned operations into the fourth quarter of calendar year 2020.

For the year ended June 30, 2019, the Company reported a net loss of approximately $8.0 million, or $3.16 per share, compared to a net loss of approximately $11.1 million, or $5.42 per share, for the year ended June 30, 2018.

At June 30, 2019

Selected Balance Sheet data

	June 30, 2019	June 30, 2018
	$	$
Cash and cash equivalents	3,718,758	5,971,995
Working capital	1,955,468	5,407,929
Total assets	4,037,255	7,074,855
Total stockholders’ equity	1,967,530	5,435,223

Selected Statement of operations data

For the years ended

	June 30,	June 30,
	2019	2018
	$	$
Research and development	3,662,056	7,132,952
General and administrative	4,736,440	4,041,711
Other income	(350,275)	(36,351)
Net and comprehensive loss for the year	8,048,221	11,138,312
Series B Preferred stock dividend	80,431	176,236
Net and comprehensive loss available to common stockholders	8,128,652	11,314,548
Basic weighted average number of shares	2,574,692	2,086,142
Basic and fully diluted loss per share	3.16	5.42

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.delmarpharma.com/all-sec-filings.

ABOUT DELMAR PHARMACEUTICALS, INC.

Located in San Diego, California, DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class”, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company’s clinical trials and the reporting of the results. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K.

CONTACTS:

Investors:
John Marco
Managing Director
CORE IR
516-222-2560
johnm@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com